Filed Pursuant to Rule 433 Registration No. 333-272447 Free Writing Prospectus dated February 26, 2026 to Preliminary Pricing Supplement dated February 26, 2026

Capped Trigger PLUS Based on the Value of the S&P 500® Index due April 5, 2032

Capped Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

This document provides a summary of the terms of the Capped Trigger PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, underlying supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	Canadian Imperial Bank of Commerce
Underlying Index:	The S&P 500® Index (Bloomberg symbol: SPX)
Stated Principal Amount:	$1,000 per Capped Trigger PLUS
Issue Price:	$1,000 per Capped Trigger PLUS
Pricing Date:	March 13, 2026
Original Issue Date:	March 18, 2026 (3 Business Days after the Pricing Date)
Valuation Date:	March 31, 2032, subject to postponement for non-Trading Days and certain Market Disruption Events
Maturity Date:	April 5, 2032
Payment at Maturity per Capped Trigger PLUS:

●If the Final Index Value is greater than the Initial Index Value:

The lesser of (a) $1,000 + Leveraged Upside Payment and (b) Maximum Payment at Maturity

●If the Final Index Value is less than or equal to the Initial Index Value but is greater than or equal to the Trigger Level:

$1,000

●If the Final Index Value is less than the Trigger Level:

$1,000 × Index Performance Factor

Under these circumstances, the Payment at Maturity will be less than the Stated Principal Amount of $1,000 and will represent a loss of more than 15.00%, and possibly all, of your investment.

Leveraged Upside Payment:	$1,000 × Leverage Factor × Index Percent Increase
Leverage Factor:	142.60%
Maximum Payment at Maturity:	$1,750.00 per Capped Trigger PLUS (175.00% of the Stated Principal Amount).
Trigger Level:	85.00% of the Initial Index Value.
Index Percent Increase:	(Final Index Value – Initial Index Value) / Initial Index Value
Index Performance Factor:	Final Index Value / Initial Index Value
Initial Index Value:	The Closing Level of the Underlying Index on the Pricing Date
Final Index Value:	The Closing Level of the Underlying Index on the Valuation Date
CUSIP / ISIN:	13609FGS7 / US13609FGS74
Initial Estimated Value:	Between $922.50 and $942.50 per Capped Trigger PLUS, which is expected to be less than the price to public.
Preliminary Terms:	https://www.sec.gov/Archives/edgar/data/1045520/000191870426005196/form424b2.htm

Hypothetical Payout at Maturity

Percentage Change in Underlying Index	Return on Capped Trigger PLUS
80.00%	75.0000%
52.60%	75.0000%
50.00%	71.3000%
25.00%	35.6500%
10.00%	14.2600%
0.00%	0.0000%
-5.00%	0.0000%
-10.00%	0.0000%
-15.00%	0.0000%
-16.00%	-16.0000%
-30.00%	-30.0000%
-40.00%	-40.0000%
-50.00%	-50.0000%
-60.00%	-60.0000%
-80.00%	-80.0000%

-100.00%	-100.0000%

We have filed a registration statement (including an underlying supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read these documents and other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you these documents if you so request by calling toll-free at 1-833-931-0275.

Underlying Index

For more information about the Underlying Index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to the Structure of the Capped Trigger PLUS

●The Capped Trigger PLUS do not pay interest or guarantee return of any principal.

●The appreciation potential of the Capped Trigger PLUS is limited by the Maximum Payment at Maturity.

●The amount payable on the Capped Trigger PLUS is not linked to the Closing Level of the Underlying Index at any time other than the Valuation Date.

●The Capped Trigger PLUS are riskier than securities with a shorter term.

Risks Relating to the Underlying Index

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Capped Trigger PLUS.

●Adjustments to the Underlying Index could adversely affect the value of the Capped Trigger PLUS.

Conflicts of Interest

●Certain business, trading and hedging activities of us and our affiliates may create conflicts with your interests and could potentially adversely affect the value of the Capped Trigger PLUS.

●There are potential conflicts of interest between you and the calculation agent.

General Risks

●Payments on the Capped Trigger PLUS are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the Capped Trigger PLUS.

●The Bank’s initial estimated value of the Capped Trigger PLUS will be lower than the initial issue price (price to public) of the Capped Trigger PLUS.

●The Bank’s initial estimated value does not represent future values of the Capped Trigger PLUS and may differ from others’ estimates.

●The Bank’s initial estimated value of the Capped Trigger PLUS will not be determined by reference to credit spreads for our conventional fixed-rate debt.

●If CIBCWM were to repurchase your Capped Trigger PLUS after the Original Issue Date, the price may be higher than the then-current estimated value of the Capped Trigger PLUS for a limited time period.

●Economic and market factors may adversely affect the terms and market price of the Capped Trigger PLUS prior to maturity.

●The Capped Trigger PLUS will not be listed on any securities exchange and we do not expect a trading market for the Capped Trigger PLUS to develop.

Tax Considerations

You should review carefully the discussion in “Additional Information About the Capped Trigger PLUS — United States Federal Income Tax Considerations” and “— Certain Canadian Federal Income Tax Considerations” in the accompanying pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus concerning the U.S. and the Canadian federal income tax consequences of an investment in the Capped Trigger PLUS, and you should consult your tax adviser.

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